Exhibit 99.1

MoSys, Inc. Reports Third Quarter 2012 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--October 19, 2012--MoSys, Inc., (NASDAQ:MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the third quarter ended September 30, 2012.

Third Quarter and Recent Highlights

  Announced two upcoming products (MSR620 and MSR720) based on second generation Bandwidth Engine® architecture;
  Maintained a brisk pace of design win activity across all geographic regions with an increasing number of potential customers; and
  Ended the quarter with total cash and investments of $45 million.

Management Commentary

“MoSys enjoyed a high level of sales activity during the quarter, as we continued to engage with customers and partners in a concentrated effort to accelerate the design win process and further expand our pipeline of design wins in-progress,” commented Len Perham, MoSys’ President and Chief Executive Officer. “Additionally, we are actively working with our lead OEM customers as they finalize their system-level specifications and advance toward first prototype system builds. We anticipate these customers will achieve full system qualification and initial production releases in the second half of 2013.

“During the quarter, we completed our extensive logic verification process and have now progressed deeply into the timing verification of our second generation Bandwidth Engine IC family. We expect to tape out this month and be ready to sample by mid-to-late February 2013. The second generation Bandwidth Engine architecture will support multiple new technology enhancements aimed at optimizing performance in next generation networking systems targeted to run at speeds up to 400 Gigabits per second. In fact, we recently announced the first two products in the second generation family, which are optimized for buffering and high speed access applications. The new family of devices is expected to achieve up to 50% faster I/O speeds, substantially increased access rates and include advanced offload features to reduce memory transactions and latency. We believe the improved performance and capabilities of these second generation devices will allow us to serve a wider range of applications, and, therefore, compete for more sockets in next-generation systems,” concluded Mr. Perham.

Third Quarter Results

Total net revenue for the third quarter of 2012 was $1.3 million compared with $1.7 million reported in the second quarter of 2012 and $2.1 million in the third quarter of 2011.

Third quarter 2012 total revenue included licensing and other revenue of $0.2 million compared with $0.6 million for the previous quarter and $0.8 million for the third quarter of 2011. Third quarter 2012 royalty revenue was $1.1 million compared with $1.1 million in the previous quarter and $1.4 million for the third quarter of 2011.

Gross margin for the third quarter of 2012 was 96% compared with 90% in the second quarter of 2012 and 83% for the third quarter of 2011.

Total operating expenses on a GAAP basis for the third quarter of 2012 were $7.3 million compared with $8.1 million in the previous quarter and $8.6 million for the third quarter of 2011. Third quarter 2012 operating expenses included $0.3 million of amortization of intangible assets and $0.9 million of stock-based compensation expense.

GAAP net loss for the third quarter of 2012 was $6.1 million, or ($0.15) per share, compared with a net loss of $6.6 million, or ($0.17) per share, in the previous quarter and a net loss of $6.9 million, or ($0.18) per share, for the third quarter of 2011. The non-GAAP net loss for the third quarter of 2012 was $4.9 million, or ($0.12) per share, which excludes amortization of intangible assets and stock-based compensation expense. Earnings per share for the third quarter of 2012 were computed using approximately 39.3 million shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

As of September 30, 2012, cash and investments totaled $45.3 million.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to discuss the third quarter 2012 financial results. Investors and other interested parties may access the call by dialing 1-866-362-4829 in the U.S. (1-617-597-5346 outside of the U.S.), and entering the pass code 92580163 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-888-286-8010 in the U.S. (1-617-801-6888 outside of the U.S.), pass code of 13464425.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys’ management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated October 19, 2012, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s embedded memory and interface technologies, anticipated benefits and performance expected from the Bandwidth Engine product and the Company’s future markets and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional design wins for the Bandwidth Engine IC;
  commencing volume shipments of Bandwidth Engine ICs;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is an IP-rich fabless semiconductor company that provides high performance solutions for fast, intelligent data access in network and communications systems. Engineered and built for high-reliability carrier and enterprise applications, MoSys' products are breaking bandwidth barriers™ in data processing to allow for faster packet access and analysis, expanded user capacity and new capabilities required by the expanding global infrastructure. MoSys' Bandwidth Engine® family of ICs combines the company's patented 1T-SRAM® high-density, embedded memory and high-speed, 10 Gigabits per second serial interface with its intelligent access technology and a highly efficient GigaChip™ Interface transport protocol to eliminate bottlenecks in high-speed data access. MoSys is headquartered in Santa Clara, California, and more information is available at http://www.mosys.com.

MoSys, 1T-SRAM and Bandwidth Engine are registered trademarks of MoSys, Inc. in the US and/or other countries. Breaking Bandwidth Barriers, GigaChip and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net Revenue
Licensing and other	$248	$756	$1,113	$3,319
Royalty	1,079	1,351	3,374	5,619
Total net revenue	1,327	2,107	4,487	8,938

Cost of Net Revenue
Licensing and other	53	356	289	1,515
Total cost of net revenue	53	356	289	1,515

Gross Profit	1,274	1,751	4,198	7,423

Operating Expenses
Research and development	7,026	6,648	21,220	19,369
Selling, general and administrative	1,738	1,952	6,092	6,583
Gain on sale of assets	(1,435)	-	(3,291)	-
Total operating expenses	7,329	8,600	24,021	25,952

Loss from operations	(6,055)	(6,849)	(19,823)	(18,529)

Other income, net	61	10	121	44
Loss before income taxes	(5,994)	(6,839)	(19,702)	(18,485)

Income tax provision	79	24	139	59

Net loss	$(6,073)	$(6,863)	$(19,841)	$(18,544)

Net loss per share
Basic and diluted	($0.15)	($0.18)	($0.51)	($0.49)

Shares used in computing net loss per share
Basic and diluted	39,299	38,090	38,919	37,700

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30,	December 31,
	2012	2011

Assets
Current assets:
Cash, cash equivalents and investments	$36,175	$49,438
Accounts receivable, net	1	969
Prepaid expenses and other assets	2,092	1,596
Total current assets	38,268	52,003

Long-term investments	9,089	8,537
Property and equipment, net	1,034	1,382
Goodwill	23,134	23,134
Intangible assets, net	2,904	4,400
Other assets	182	181
Total assets	$74,611	$89,637

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$847	$336
Accrued expenses and other liabilities	1,923	2,779
Deferred revenue	663	920
Total current liabilities	3,433	4,035

Long-term liabilities	158	109

Stockholders' equity	71,020	85,493

Total liabilities and stockholders’ equity	$74,611	$89,637

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

GAAP net loss	$(6,073)	$(6,863)	$(19,841)	$(18,544)
Stock-based compensation expense
-Cost of net revenue	3	30	49	137
-Research and development	608	565	2,104	1,375
-Selling, general and administrative	317	326	838	962
Total stock-based compensation expense	928	921	2,991	2,474

Amortization of intangible assets	250	655	1,496	1,964

Non-GAAP net loss	$(4,895)	$(5,287)	$(15,354)	$(14,106)

GAAP net loss per share	$(0.15)	$(0.18)	$(0.51)	$(0.49)
Reconciling items
-Stock-based compensation expense	0.02	0.02	0.08	0.07
-Amortization of intangible assets	0.01	0.02	0.04	0.05

Non-GAAP net loss per share: Basic and diluted	$(0.12)	$(0.14)	$(0.39)	$(0.37)

Shares used in computing non-GAAP net loss per share
Basic and diluted	39,299	38,090	38,919	37,700

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1-408-418-7500
jsullivan@mosys.com
or
Shelton Group
Investor Relations:
Beverly Twing, Sr. Acct. Manager, +1-972-239-5119 ext. 126
btwing@sheltongroup.com